Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-256568 & 333-259064) pertaining to the Singular Genomics Systems, Inc. 2021 Equity Incentive Plan, the Singular Genomics Systems, Inc. 2021 Employee Stock Purchase Plan and the Singular Genomics Systems, Inc. 2016 Stock Plan of Singular Genomics Systems, Inc. of our report dated March 14, 2022, with respect to the financial statements of Singular Genomics Systems, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Diego, California

March 14, 2022